Exhibit 3.1

CERTIFICATE OF AMENDMENT  TO

CERTIFICATE OF INCORPORATION

OF

POLYPORE INTERNATIONAL, INC.

Pursuant to Section 242 of the Delaware General Corporation Law

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Polypore International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That in lieu of a meeting and vote of the Board of Directors of the Corporation, such Board of Directors has given its unanimous written consent in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware to the adoption of a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation (the “Amendment”) and directed that the Amendment be submitted to the shareholders of the issued and outstanding shares of Common Stock of the Corporation entitled to vote thereon for its consideration and approval:

RESOLVED, that the board of directors of the corporation deem it advisable and in its best interest to amend its Certificate of Incorporation of the Corporation by deleting the first paragraph of ARTICLE IV in its entirety and inserting in its place a new first paragraph of ARTICLE IV to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000), consisting of Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and Fifteen Million (15,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Each holder of Common Stock shall be entitled to one vote for each share held.

SECOND: That the Amendment was duly adopted and authorized by the Corporation’s Board of Directors and Shareholders in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Polypore International, Inc., the corporation mentioned and described above, has caused this certificate of amendment to be signed by its duly authorized officer this 23rd day of June, 2007.

POLYPORE INTERNATIONAL, INC.
By:	/s/ Robert B. Toth
Name: Robert B. Toth
Title: President and Chief Executive Officer